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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
California Water Service Group:

We consent to incorporation by reference in the registration statement on Form S-4 of California Water Service Group of our report dated January 23, 1998, relating to the consolidated balance sheet of California Water Service Group and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, common shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of California Water Service Group, and to the reference to our firm under the heading "EXPERTS" in the prospectus.

                                            /s/ KPMG LLP
                                            KPMG LLP

Mountain View, California
January 25, 1999